Exhibit 99.1
THE DIRECTV GROUP, INC.
ITEM 6. SELECTED FINANCIAL DATA

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                                                                          For Years Ended and As of December 31,
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CONSOLIDATED STATEMENTS OF INCOME DATA:                2003            2002            2001             2000             1999
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                                                                  (Dollars in Millions, Except Per Share Amounts)
Total Revenues                                       $9,372.2        $8,185.4        $7,498.3         $6,381.0         $4,875.5

Total operating costs and expenses                    9,509.7         8,595.0         8,293.0          7,078.7          5,619.7
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Operating loss                                        $(137.5)        $(409.6)        $(794.7)         $(697.7)         $(744.2)
                                                   =============================================================================

Loss from continuing operations before
   cumulative effect of accounting changes            $(375.3)        $(114.9)        $(565.2)         $(447.0)         $(483.1)

Income (loss) from discontinued operations,
   net of taxes (1)                                      78.1           (97.6)          (49.0)         1,260.0            191.8

Cumulative effect of accounting changes,
   net of taxes (2)                                     (64.6)         (681.3)           (7.4)               -                -
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Net income (loss)                                      (361.8)         (893.8)         (621.6)           813.0           (291.3)

Preferred stock dividends                                   -           (46.9)          (96.4)           (97.0)           (50.9)
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Net income (loss) attributable to common
   stockholders                                       $(361.8)        $(940.7)        $(718.0)          $716.0          $(342.2)
                                                   =============================================================================

CONSOLIDATED BALANCE SHEET DATA:
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Total assets                                        $18,978.0       $17,916.5       $20,958.4        $20,965.2        $20,281.4

Long-term debt                                        2,434.8            40.0           238.8            495.0            768.2

Preferred stock                                             -           914.1         1,498.4          1,495.7          1,487.5

Stockholders' equity                                  9,631.1         9,977.1        11,071.9         12,326.1         11,681.3

BASIC AND DILUTED LOSS PER COMMON SHARE:
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Loss from continuing operations before
   cumulative effect of accounting changes (3)         $(0.27)         $(0.12)         $(0.51)          $(0.42)          $(0.43)

Weighted average number of common shares
   outstanding (in millions) (4)                      1,382.5         1,343.1         1,300.0          1,297.0          1,255.5

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(1)  Income (loss) from discontinued operations, net of taxes, for 2000 includes the $1,132.3 million gain related to the sale of our satellite systems manufacturing businesses to Boeing Company completed on October 6, 2000. Income (loss) from discontinued operations, net of taxes, also includes the income (loss) from the discontinued operations of PanAmSat and HSS, which were sold in 2004, and DIRECTV Broadband, which was shut down in 2003.

(2) We adopted Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) "Consolidation of Variable Interest Entities - an interpretation of ARB No. 51," or FIN 46, beginning July 1, 2003. The adoption of this standard requires the consolidation of a variable interest entity, or VIE, where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive a majority of the residual returns of the VIE. The adoption of FIN 46 resulted in recording an after-tax charge of $64.6 million as a cumulative effect of accounting change. We adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," or SFAS No. 142, on January 1, 2002. The adoption of this standard resulted in the discontinuation of amortization of goodwill and intangible assets with indefinite lives. In accordance with the transition provisions of SFAS No. 142, we recorded a one-time after-tax charge of $681.3 million related to the initial impairment test on January 1, 2002 as a cumulative effect of accounting change.

(3) Basic loss per common share, or EPS, is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS considers the effect of common equivalent shares, which are excluded from the computation in loss periods as their effect would be anti-dilutive. Our existing common equivalent shares consist entirely of common stock options and restricted stock units issued to employees.

(4) For purposes of calculating EPS, the weighted average number of common shares outstanding is calculated using the number of our common shares outstanding from December 23, 2003 to December 31, 2003 and the number of shares in the GM Class H Dividend Base prior to December 23, 2003. The GM Class H Dividend Base is equal to the number of shares of GM Class H common stock which, if issued and outstanding, would have represented 100% of the tracking stock interest in our earnings. GM Class H common stock was a "tracking stock" of GM designed to provide holders with financial returns based on our financial performance. Holders of GM Class H common stock had no direct rights in our equity or assets, but rather had rights in the equity and assets of GM (which included 100% of our common stock).